Exhibit 99.1

Boise Cascade Corporation

Corporate Communications Department

1111 West Jefferson Street PO Box 50 Boise, ID 83728

News Release

Media Contact	Investor Contact
Ralph Poore	Vincent Hannity
Office 208 384 7294 Home 208 331 2023	Office 208 384 6390 Cell 208 890 6385

For Immediate Release:  October 21, 2003

BOISE ANNOUNCES THIRD QUARTER 2003 FINANCIAL RESULTS

BOISE, Idaho – Boise Cascade Corporation (NYSE:BCC) today reported third-quarter net income of $32.9 million, or 48 cents per diluted share, compared with net income of $8.5 million, or 9 cents per diluted share, in third quarter 2002.  Before nonroutine items, the results were $30.0 million, or 43 cents per diluted share.  Included in net income for the quarter is a net $2.9 million one-time tax benefit, or 5 cents per share, related to a favorable tax court ruling.  A reconciliation of this item to our reported financial performance is included in the notes to the consolidated financial statements.  In second quarter 2003, Boise reported a net loss of $3.9 million, or 12 cents per diluted share.

FINANCIAL HIGHLIGHTS

($ in millions, except per-share amounts)

	3Q 2003	3Q 2002	2Q 2003

Sales	$2,111	$1,935	$1,929
Net income (loss)	$32.9	$8.5	$(3.9)
Net income (loss) per diluted share	$0.48	$0.09	$(0.12)
BEFORE NONROUTINE ITEMS
Net income (loss)	$30.0	$8.5	$(3.9)
Net income (loss) per diluted share	$0.43	$0.09	$(0.12)

Sales in third quarter 2003 increased 9% to $2.11 billion, compared with $1.94 billion in the third quarter a year ago.  Sales in second quarter 2003 were $1.93 billion.

Boise Office Solutions

($ in millions)

	3Q 2003	3Q 2002	2Q 2003

Sales	$934	$900	$905
Operating income	$31.0	$29.8	$23.9

Operating income in Boise Office Solutions in the third quarter was $31.0 million, up from $29.8 million in the same quarter a year ago and from $23.9 million in second quarter.  Segment sales, income, and operating margin increased sequentially in the third quarter.  The operating margin was 3.3% in the third quarter of both years and 2.6% in second quarter 2003.

Third quarter 2003 sales, as well as sales for locations operating in both periods, increased 4% year over year to $934 million.  Sales of office supplies and paper rose 2%, technology products and furniture sales both increased 7%.  Excluding foreign exchange gains, third-quarter sales were flat with those of a year ago.  Boise’s office papers sold through Boise Office Solutions increased 2% to 142,000 tons, compared with a year ago.  Compared with second quarter 2003, total sales and same-location sales in the third quarter increased 3%.

Boise Building Solutions

($ in millions)

	3Q 2003	3Q 2002	2Q 2003

Sales	$828	$671	$693
Operating income	$56.4	$14.5	$9.8

Boise Building Solutions reported operating income of $56.4 million in the third quarter 2003, compared with $14.5 million in the same quarter a year ago and $9.8 million in second quarter 2003.  The combination of high housing starts, a compressed building season, low inventories, and other factors led to sharp increases in wood product prices in the third-quarter.

Relative to third quarter 2002, average plywood prices increased 28%; lumber prices declined 5%.  Plywood unit sales volume rose 8% year over year, while lumber volume declined 9%.  Sales of engineered wood products grew 25%, compared with third quarter 2002.  Building materials distribution sales increased 28% year over year.

Relative to second quarter 2003, average plywood and lumber prices increased 28% and 12%, respectively.  Unit sales volumes were 5% higher in plywood but decreased 3% in lumber.  Engineered wood products sales increased 13% from the previous quarter.  Building materials distribution sales increased 19% from second quarter 2003.

Boise Paper Solutions

($ in millions)

	3Q 2003	3Q 2002	2Q 2003

Sales	$474	$485	$459
Operating income	$0.2	$17.2	$1.0

Operating income in Boise Paper Solutions was $200,000 in third quarter 2003, compared with $17.2 million in the same quarter a year ago and $1.0 million in second quarter 2003.  Average paper prices were flat with year-ago prices.  Results were lower than those of a year ago because of lower unit sales volume and increased unit manufacturing costs.  Combined energy and chemical unit costs were 5% higher than a year ago.  Fiber costs rose 7%.

Relative to second quarter 2003, modestly lower average product prices were offset by higher volumes and lower unit costs.  Boise took approximately 32,000 tons of market-related curtailment in the third quarter, compared with 16,000 tons in the year-ago third quarter and 67,000 tons in second quarter 2003.

OUTLOOK

“In the fourth quarter of 2003, we expect year-over-year same-location sales in Boise Office Solutions to remain positive, and operating income in that business to be similar to third-quarter performance,” said George J. Harad, chairman and chief executive officer. “We expect building products markets to weaken seasonally and Boise Building Solutions to post lower income in the fourth quarter than in the third quarter.  Finally, in our paper business, we expect market conditions to continue to be lackluster.  Boise Paper Solutions performance in the fourth quarter is likely to be similar to that of the third quarter.”

Boise delivers office, building, and paper solutions that help our customers manage productive offices and construct well-built homes — two of the most important activities in our society.  Boise’s 24,000 employees help people work more efficiently, build more effectively, and create new ways to meet business challenges. Boise also provides constructive solutions for environmental conservation by managing natural resources for the benefit of future generations.  Boise posted sales of $7.4 billion in 2002.  Visit the Boise website at http://www.bc.com.

WEBCAST AND CONFERENCE CALL

Boise will host an audiovisual webcast and conference call on Tuesday, October 21, 2003, at noon Eastern Daylight Time, at which we will review the company’s recent performance and discuss the outlook for our businesses.  You can join the webcast through the Boise website. Go to www.bc.com, and click on Investor Relations to find the link to the webcast.  Please go to the website at least 15 minutes before the start of the webcast to register and to download and install any necessary audio software.  To join the conference call, dial (800) 374-0165 — international callers should dial (706) 634-0995 — at least 10 minutes before the start of the call.  The archived webcast will be available on the Presentations page of the Investor Relations section of Boise’s website.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements.  Statements that are not historical or current facts, including statements about our expectations, are forward-looking statements.  These statements include the words “expect,” “should,” “is likely,” or similar expressions.  These forward-looking statements cover our anticipated financial results and future business prospects. Forward-looking statements involve inherent risks and uncertainties that could cause actual results to differ materially from those projected.  Those risks and uncertainties include, in addition to those contained in our filings with the SEC:  i) general economic or industry conditions could be less favorable than expected, resulting in a decrease in the demand for our products or an increase in our costs; ii) competitive pressures, including changes in foreign and domestic production capacity, could change and affect our profitability particularly in our commodity paper and wood products businesses; iii) extreme weather or other natural disasters, such as fire, could impact our financial results, particularly our cost structure; and iv) our announced acquisition of OfficeMax and exploration of strategic alternatives for our other businesses could impact customer demand, increase our cost of procuring financing, or create other impacts on our financial results.  Forward-looking statements speak only as of the date of this release.  We undertake no obligation to update them in light of new information.

BOISE CASCADE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (LOSS)

(Unaudited)

(thousands, except per-share amounts)

	Three Months Ended
	September 30		June 30,
	2003	2002	2003

Sales	$2,110,601	$1,935,231	$1,928,984

Costs and expenses
Materials, labor, and other operating expenses	1,695,809	1,574,391	1,578,445
Depreciation, amortization, and cost of company timber harvested	78,019	78,346	73,730
Selling and distribution expenses	224,405	197,135	217,472
General and administrative expenses	38,576	39,151	35,297
Other (income) expense, net	1,133	(74)	1,836
	2,037,942	1,888,949	1,906,780

Equity in net income (loss) of affiliates	4,038	(299)	474

Income from operations	76,697	45,983	22,678

Interest expense	(31,657)	(28,731)	(27,753)
Interest income	221	285	318
Foreign exchange gain (loss)	133	(671)	1,860
	(31,303)	(29,117)	(25,575)
Income (loss) before income taxes and minority interest	45,394	16,866	(2,897)
Income tax (provision) benefit	(12,510)	(6,324)	985

Income (loss) before minority interest	32,884	10,542	(1,912)
Minority interest, net of income tax	—	(2,032)	(2,022)

Net income (loss)	32,884	8,510	(3,934)
Preferred dividends	(3,191)	(3,262)	(3,287)

Net income (loss) applicable to common shareholders	$29,693	$5,248	$(7,221)

Net income (loss) per common share
Basic	$0.51	$0.09	$(0.12)
Diluted	$0.48	$0.09	$(0.12)

SEGMENT INFORMATION

	Three Months Ended
	September 30		June 30, 2003
	2003	2002
	(thousands)
Segment sales
Boise Office Solutions	$934,050	$899,883	$904,929
Boise Building Solutions	828,097	671,477	692,843
Boise Paper Solutions	474,167	485,155	459,376
Intersegment eliminations and other	(125,713)	(121,284)	(128,164)
	$2,110,601	$1,935,231	$1,928,984

Segment income (loss)
Boise Office Solutions	$30,961	$29,783	$23,883
Boise Building Solutions	56,445	14,515	9,820
Boise Paper Solutions	191	17,171	1,023
Corporate and Other	(10,546)	(15,872)	(9,870)
	77,051	45,597	24,856

Interest expense	(31,657)	(28,731)	(27,753)

Income (loss) before income taxes and minority interest	$45,394	$16,866	$(2,897)

BOISE CASCADE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(thousands, except per-share amounts)

	Nine Months Ended September 30
	2003	2002

Sales	$5,892,828	$5,611,481

Costs and expenses
Materials, labor, and other operating expenses	4,789,443	4,575,402
Depreciation, amortization, and cost of company timber harvested	227,331	229,770
Selling and distribution expenses	656,039	583,907
General and administrative expenses	109,246	115,020
Other (income) expense, net	14,121	29,215
	5,796,180	5,533,314

Equity in net income (loss) of affiliates	4,453	(2,354)

Income from operations	101,101	75,813

Interest expense	(88,290)	(88,789)
Interest income	653	1,340
Foreign exchange gain (loss)	2,949	(528)
	(84,688)	(87,977)
Income (loss) before income taxes, minority interest, and cumulative effect of accounting changes	16,413	(12,164)
Income tax (provision) benefit	(2,161)	23,342

Income before minority interest and cumulative effect of accounting changes	14,252	11,178
Minority interest, net of income tax	(4,045)	(6,045)

Income before cumulative effect of accounting changes	10,207	5,133
Cumulative effect of accounting changes, net of income tax	(8,803)	—

Net income	1,404	5,133
Preferred dividends	(9,744)	(9,812)

Net loss applicable to common shareholders	$(8,340)	$(4,679)

Net income (loss) per common share
Basic and diluted before cumulative effect of accounting changes	$0.01	$(0.08)
Cumulative effect of accounting changes	(0.15)	—
Basic and diluted	$(0.14)	$(0.08)

SEGMENT INFORMATION (1)

	Nine Months Ended September 30
	2003	2002
	(thousands)
Segment sales
Boise Office Solutions	$2,777,258	$2,639,874
Boise Building Solutions	2,095,584	1,901,520
Boise Paper Solutions	1,401,756	1,422,701
Intersegment eliminations and other	(381,770)	(352,614)
	$5,892,828	$5,611,481

Segment income (loss)
Boise Office Solutions	$75,516	$90,603
Boise Building Solutions	57,812	37,341
Boise Paper Solutions	529	15,176
Corporate and Other	(29,154)	(66,495)
	104,703	76,625

Interest expense	(88,290)	(88,789)

Income (loss) before income taxes, minority interest, and cumulative effect of accounting changes	$16,413	$(12,164)

Before nonroutine items

Segment income (loss)
Boise Office Solutions	$84,739	$90,603
Boise Building Solutions	57,812	37,341
Boise Paper Solutions	730	15,176
Corporate and Other	(28,464)	(42,849)
	114,817	100,271

Interest expense	(88,290)	(88,789)

Income before income taxes, minority interest, and cumulative effect of accounting changes	$26,527	$11,482

(1)                                 Financial Information

The Consolidated Statements of Income (Loss) and Segment Information are unaudited statements, which do not include all Notes to Consolidated Financial Statements, and should be read in conjunction with the company’s 2002 Annual Report on Form 10-K.  In all periods presented, net income (loss) involved estimates and accruals.

(2)                                 Reconciliation of Net Income (Loss) and Diluted Income (Loss) Per Share Before Nonroutine Items and Cumulative Effect of Accounting Changes

We evaluate our results of operations both before and after nonroutine gains and losses.  We believe our presentation of financial measures before nonroutine items enhances our investors’ overall understanding of our recurring operational performance and our prospects for the future.  Specifically, we believe the results before nonroutine items provide useful information to both investors and management by excluding gains and losses that are not indicative of our core operating results.

There were no nonroutine items during the three months ended June 30, 2003, or September 30, 2002.  In the following table, we reconcile our financial measures before nonroutine items to our reported financial results for the three months ended September 30, 2003, and the nine months ended September 30, 2003 and 2002 (see Notes 3, 4, and 5).

	Three Months Ended			Nine Months Ended
	September 30, 2003			September 30, 2003			September 30, 2002
	As Reported	Non- routine Items	Before Non- routine Items	As Reported	Non- routine Items	Before Non- routine Items	As Reported	Non- routine Items	Before Non- routine Items
	(millions, except per-share amounts)

Boise Office Solutions	$31.0	$—	$31.0	$75.5	$9.2	$84.7	$90.6	$—	$90.6
Boise Building Solutions	56.4	—	56.4	57.8	—	57.8	37.3	—	37.3
Boise Paper Solutions	0.2	—	0.2	0.5	0.2	0.7	15.2	—	15.2
Corporate and Other	(10.5)	—	(10.5)	(29.1)	0.7	(28.4)	(66.5)	23.6	(42.9)
	77.1	—	77.1	104.7	10.1	114.8	76.6	23.6	100.2
Interest expense	(31.7)	—	(31.7)	(88.3)	—	(88.3)	(88.8)	—	(88.8)
Income (loss) before income taxes, minority interest, and cumulative effect of accounting changes	45.4	—	45.4	16.4	10.1	26.5	(12.2)	23.6	11.4
Income tax (provision) benefit	(12.5)	(2.9)	(15.4)	(2.2)	(6.8)	(9.0)	23.3	(27.6)	(4.3)

Income before minority interest and cumulative effect of accounting changes	32.9	(2.9)	30.0	14.2	3.3	17.5	11.1	(4.0)	7.1
Minority interest, net of income tax	—	—	—	(4.0)	—	(4.0)	(6.0)	—	(6.0)
Income before cumulative effect of accounting changes	32.9	(2.9)	30.0	10.2	3.3	13.5	5.1	(4.0)	1.1
Cumulative effect of accounting changes, net of income tax	—	—	—	(8.8)	8.8	—	—	—	—
Net income	$32.9	$(2.9)	$30.0	$1.4	$12.1	$13.5	$5.1	$(4.0)	$1.1

Net income (loss) per common share (a)
Diluted before cumulative effect of accounting changes	$0.48	$(0.05)	$0.43	$0.01	$0.06	$0.07	$(0.08)	$(0.07)	$(0.15)
Cumulative effect of accounting changes	—	—	—	(0.15)	0.15	—	—	—	—
Diluted	$0.48	$(0.05)	$0.43	$(0.14)	$0.21	$0.07	$(0.08)	$(0.07)	$(0.15)

(a)          Calculated using 62.7 million, 58.3 million, and 58.2 million average diluted shares outstanding for the three months ended September 30, 2003 and the nine months   ended September 30, 2003, and 2002 (see Note 7).

(3)           2003 Nonroutine Items

In March 2003, we announced measures to reduce 2003 operating costs by approximately $45 million, net of severance costs, and to hold capital spending to approximately $245 million, before acquisitions.  We took these actions because of continued economic weakness, higher pension costs, higher energy costs, business disruptions from severe winter weather in the eastern United States, and global political uncertainty.  We are reducing operating costs by freezing salaries, severely restricting hiring, reducing discretionary spending at all levels of the company, and eliminating about 700 job positions.  We will eliminate these positions by terminating approximately 550 employees and leaving vacant positions unfilled.  At September 30, 2003, we had terminated about 460 employees, and we expect most of the remaining employees to be terminated during fourth quarter 2003.

Under our severance policy, in first quarter 2003, we recorded a pretax charge of $10.1 million for employee-related costs in “Other (income) expense, net” in the Consolidated Statement of Income for the nine months ended September 30, 2003.  We recorded these costs in accordance with the provisions of Statement of Financial Accounting Standards (SFAS) No. 112, Employers’ Accounting for Postemployment Benefits.  We recorded $9.2 million in Boise Office Solutions, $0.2 million in Boise Paper Solutions, and $0.7 million in our Corporate and Other segment.  Employee-related costs are primarily for severance payments, most of which will be paid in 2003 with the remainder in 2004.  This nonroutine item decreased net income $6.1 million and diluted income per share 11 cents for the nine months ended September 30, 2003.

During third quarter 2003, we recorded a net $2.9 million, or 5 cents per diluted share, one-time tax benefit related to a favorable tax court ruling.

For the nine months ended September 30, 2003, these nonroutine items decreased net income $3.3 million or 6 cents per diluted share.

(4)                                 2002 Nonroutine Item

In December 2001, we wrote down our 29% investment in IdentityNow by $54.3 million to its estimated fair value of $25 million and recorded $4.6 million of tax benefits associated with the write-down.  In May 2002, we sold all of the stock of our wholly owned subsidiary that held our investment in IdentityNow.  In second quarter 2002, we recorded a $23.6 million pretax loss related to this sale in our Corporate and Other segment and in “Other (income) expense, net” in the Statement of Income for the nine months ended September 30, 2002.  We also recorded $27.6 million of tax benefits associated with this sale and our previous write-down in “Income tax (provision) benefit.”  For the nine months ended September 30, 2002, this transaction resulted in a net after-tax gain of $4 million, or 7 cents per basic and diluted share.

(5)                                 Cumulative Effect of Accounting Changes

Effective January 1, 2003, we adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 143, Accounting for Asset Retirement Obligations, which affects the way we account for landfill closure costs.  This statement requires us to record an asset and a liability (discounted) for estimated closure and closed-site monitoring costs and to depreciate the asset over the landfill’s expected useful life.  Previously, we accrued for the closure costs over the life of the landfill and expensed monitoring costs as incurred.  On January 1, 2003, we recorded a one-time after-tax charge of $4.1 million, or 7 cents per share, as a cumulative-effect adjustment for the difference between the amounts recognized in our consolidated financial statements prior to the adoption of this statement and the amount recognized after adopting the provisions of SFAS No. 143.

Effective January 1, 2003, we adopted an accounting change for vendor allowances to comply with the guidelines issued by the Financial Accounting Standards Board’s (FASB) Emerging Issues Task Force (EITF) 02-16, Accounting by a Reseller for Cash Consideration Received From a Vendor.  Under EITF 02-16, consideration received from a vendor is presumed to be a reduction of the cost of the vendor’s products or services, unless it is for a specific incremental cost to sell the product.  As a result, for the three months ended June 30, and September 30, 2003, and the nine months ended September 30, 2003, approximately $11 million, $10 million, and $31 million of vendor allowances reduced “Materials, labor, and other operating expenses” that would have previously been recognized primarily as a reduction of “Selling and distribution expenses.”  In accordance with the provisions of EITF 02-16, prior-period financial statements have not been reclassified to conform with the current year’s presentation.

In addition, under the new guidance, vendor allowances reside in inventory with the product and are recognized when the product is sold, changing the timing of our recognition of these items.  For the nine months ended September 30, 2003, this change resulted in a one-time, noncash, after-tax charge of $4.7 million, or 8 cents per share.

(6)                                 Income Taxes

Our effective tax provision rate for the nine months ended September 30, 2003, was 13.2%, compared with an effective tax benefit rate of 191.9% for the nine months ended September 30, 2002.  Before the nonroutine items discussed in Notes 3 and 4 above, our estimated tax provision rates for the nine months ended September 30, 2003 and 2002, were 34.0% and 37.5%.  The difference between the estimated tax provision rates, before nonroutine items, was due to the sensitivity of the rate to changing income levels and the mix of domestic and foreign sources of income.

(7)                                 Net Income (Loss) Per Common Share

Net income (loss) per common share was determined by dividing net income (loss), as adjusted, by applicable shares outstanding.  For the three months ended June 30, 2003, and the nine months ended September 30, 2003, and 2002, the computation of diluted loss per share was antidilutive; therefore, amounts reported for basic and diluted loss were the same.

	Three Months Ended
	September 30		June 30,
	2003	2002	2003
	(thousands, except per-share amounts )
BASIC
Net income (loss)	$32,884	$8,510	$(3,934)
Preferred dividends	(3,191)	(3,262)	(3,287)
Basic income (loss)	$29,693	$5,248	$(7,221)

Average shares used to determine basic income (loss) per common share	58,411	58,269	58,300

Basic income (loss) per common share	$0.51	$0.09	$(0.12)

DILUTED
Basic income (loss)	$29,693	$5,248	$(7,221)
Preferred dividends eliminated	3,191	3,262	—
Supplemental ESOP contribution	(2,891)	(2,925)	—
Diluted income (loss)	$29,993	$5,585	$(7,221)

Average shares used to determine basic income (loss) per common share	58,411	58,269	58,300
Stock options and other	956	239	—
Series D Convertible Preferred Stock	3,330	3,499	—

Average shares used to determine diluted income (loss) per common share	62,697	62,007	58,300

Diluted income (loss) per common share	$0.48	$0.09	$(0.12)

	Nine Months Ended September 30
	2003	2002
	(thousands, except per-share amounts )

Income before cumulative effect of accounting changes	$10,207	$5,133
Preferred dividends (a)	(9,744)	(9,812)
Basic and diluted income (loss) before cumulative effect of accounting changes	463	(4,679)
Cumulative effect of accounting changes, net of income tax	(8,803)	—
Basic and diluted loss	$(8,340)	$(4,679)

Average shares used to determine basic and diluted loss per common share	58,334	58,194

Basic and diluted income (loss) per common share before cumulative effect of accounting changes	$0.01	$(0.08)
Cumulative effect of accounting changes	(0.15)	—
Basic and diluted loss per common share	$(0.14)	$(0.08)

(a)                   The dividend attributable to our Series D Convertible Preferred Stock held by our ESOP (employee stock ownership plan) is net of a tax benefit.

-end-